                                 EXHIBIT 99.1

                  L&I PARTNERS, L.P.

                  FINANCIAL STATEMENTS
                  AS OF DECEMBER 31, 1997
                  TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS








To the General Partners of L&I Partners, L.P.:

We have audited the accompanying balance sheet of L&I Partners, L.P. (a Delaware Limited Partnership in the development stage), as of December 31, 1997, and the related statements of operations, partners' capital and cash flows for the period from inception (May 2, 1997) to December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L&I Partners, L.P., as of December 31, 1997, and the results of its operations and its cash flows for the period from inception (May 2, 1997) to December 31, 1997, in conformity with generally accepted accounting principles.



                                                    ARTHUR ANDERSEN LLP



San Antonio, Texas
January 30, 1998

                               L&I PARTNERS, L.P.

                          (A Development Stage Company)


                       BALANCE SHEET -- DECEMBER 31, 1997
                       ----------------------------------
                                 (In Thousands)

                                     ASSETS
                                    ------
CASH AND CASH EQUIVALENTS                                                    $   353
                                                                             -------

                                   Total assets                              $   353
                                                                             =======

                        LIABILITIES AND PARTNERS' CAPITAL
                        ----------------------------------
CURRENT LIABILITIES:
   Accounts payable to related parties (Note 2)                              $ 1,202
   Accrued subcontractor costs                                                 3,210
                                                                             -------

                                   Total liabilities                           4,412
                                                                             -------
COMMITMENTS AND CONTINGENCIES (Note 4)

PARTNERS' CAPITAL:
   Limited partners' capital                                                   2,643
   General partner's capital                                                      27
   Receivable from general partner                                               (13)
   Deficit accumulated during the development stage                           (6,716)
                                                                             -------

                                   Total partners' capital                    (4,059)
                                                                             -------
                                   Total liabilities and partners' capital   $   353
                                                                             =======



   The accompanying notes are an integral part of these financial statements.

                               L&I PARTNERS, L.P.

                          (A Development Stage Company)


                             STATEMENT OF OPERATIONS
                             -----------------------

                   FOR THE PERIOD FROM INCEPTION (MAY 2, 1997)
                   -------------------------------------------

                              TO DECEMBER 31, 1997
                              --------------------
                                 (In Thousands)



REVENUE                                                               $    --
                                                                      -------
OPERATING EXPENSES:
   General and administrative                                              --
   Costs of contract research services performed by related parties     1,202
   Subcontractor costs                                                  5,520
                                                                      -------
                                        Total operating expenses        6,722
                                                                      -------
OPERATING LOSS                                                         (6,722)
                                                                      -------
INTEREST INCOME                                                             6
                                                                      -------
NET LOSS                                                              $(6,716)
                                                                      =======
NET LOSS TO GENERAL PARTNER                                           $   (67)
                                                                      =======
NET LOSS TO LIMITED PARTNERS                                          $(6,649)
                                                                      =======



   The accompanying notes are an integral part of these financial statements.

                               L&I PARTNERS, L.P.

                          (A Development Stage Company)


                         STATEMENT OF PARTNERS' CAPITAL
                         ------------------------------

                   FOR THE PERIOD FROM INCEPTION (MAY 2, 1997)
                   -------------------------------------------

                              TO DECEMBER 31, 1997
                              --------------------
                                 (In Thousands)



                                    Limited     General
                                    Partners'   Partner's
                                    Capital     Capital    Total
                                    --------    --------   ------
BALANCE, inception, May 2, 1997      $  --      $    --    $   --
   Contributions                       2,643         27      2,670
   Receivable from general partner      --          (13)       (13)
   Net loss                           (6,649)       (67)    (6,716)
                                     -------    -------    -------

BALANCE, December 31, 1997           $(4,006)   $   (53)   $(4,059)
                                     =======    =======    =======




   The accompanying notes are an integral part of these financial statements.

                               L&I PARTNERS, L.P.

                          (A Development Stage Company)


                             STATEMENT OF CASH FLOWS
                             -----------------------

                   FOR THE PERIOD FROM INCEPTION (MAY 2, 1997)
                   -------------------------------------------

                              TO DECEMBER 31, 1997
                              --------------------

                                 (In Thousands)



CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                      $(6,716)
   Adjustments to reconcile net loss to net cash used in operating activities-
     Increase in liabilities-
       Accounts payable to partners                                                1,202
       Accrued subcontractor costs                                                 3,210

                               Net cash used in operating activities              (2,304)
                                                                                 -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Capital contributions                                                           2,657
                                                                                 -------
                               Net cash provided by financing activities           2,657
                                                                                 -------

NET INCREASE  IN CASH AND CASH EQUIVALENTS                                           353

CASH AND CASH EQUIVALENTS, beginning of period                                      --
                                                                                 -------
CASH AND CASH EQUIVALENTS, end of period                                         $   353
                                                                                 =======



   The accompanying notes are an integral part of these financial statements.

                               L&I PARTNERS, L.P.
                               ------------------

                          (A Development Stage Company)
                           ---------------------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                                DECEMBER 31, 1997
                                -----------------

                             (Amounts in Thousands)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization and Control

L&I Partners, L.P. (L&I), was founded in May 1997 as a joint venture between Ilex Oncology, Inc. (Ilex), and Leukosite, Inc. (Leukosite). L&I was formed to develop and commercialize a monoclonal antibody for the treatment of chronic lymphocytic leukemia, pursuant to an agreement of limited partnership and a license agreement between Leukosite, Ilex and L&I. The development and commercialization activities of the joint venture will be jointly managed by Leukosite and Ilex who will generally share equally in profits from the sales of the compound and in all future research, development, clinical and commercial costs. The joint venture expires in 2017, but provides for either partner to purchase the other partner's ownership interest in the joint venture in the event of an unresolved deadlock (relating to the activities of the partnership) after the earlier of a change in control (as defined therein) of the other party or October 31, 2000. In addition, in the event that one party is unable or unwilling to fulfill its funding obligations to the joint venture, then in certain circumstances, the party that funds the joint venture shall gain control of the management of the joint venture, subject to certain catch-up rights of the other party.

L&I is in the development stage and has not yet generated operating revenues nor is there any assurance of future revenues. Since inception, L&I has received significant support from Leukosite and Ilex. Although its close affiliation with Leukosite and Ilex puts it in a preferred position to develop and commercialize a product, L&I continues to be subject to the risks and challenges associated with other companies in a comparable stage of development including the ability to obtain adequate financing to fund operations and development, dependence on key individuals and entities, competition from larger companies and successful marketing of its services and products. Accordingly, L&I's future success is uncertain.

During the period ended December 31, 1997, L&I incurred a net loss of approximately $6.7 million and, at December 31, 1997, had a negative working capital of approximately $4.1 million and negative partners' capital of approximately $4.1 million. The ability of L&I to continue as a going concern is dependent upon the ongoing support of its partners. The general and limited partners have committed to making additional capital contributions in order to fund the obligations and operations of L&I through fiscal 1998.

Under the partnership structure, Ilex and Leukosite each hold a 49.5 percent limited partner interest and L&I LLC holds a 1 percent general partner interest in L&I. Ilex and Leukosite each hold a 50 percent limited partner interest in L&I LLC.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and are not the basis for reporting taxable income to the partners. The financial statements include the accounts of L&I only.

Estimates in Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Statement of Cash Flows

L&I considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. Noncash financing activities for the period ended December 31, 1997, include amounts receivable from the general partner of $13.

Income Taxes

Income and deductions of L&I for federal income tax purposes are includable in the tax returns of the individual partners. Accordingly, no recognition has been given to federal income taxes in the accompanying consolidated financial statements of L&I.

Price Risk Management Activities

L&I may enter into exchange traded futures and options contracts, forward contracts, swaps and other financial instruments with third parties to hedge foreign currency commitments. As of and for the period ended December 31, 1997, L&I had not entered into any such agreements. (See Note 5.)

Allocation of Net Income (Loss) and Cash Distributions

Net income (loss) is allocated to partners based on their effective ownership interest in the operating results of L&I. L&I is not required to make cash distributions.

 2. RELATED-PARTY TRANSACTIONS:

L&I utilizes services extensively from both its limited partners. These services include contract research, development, scientific expertise, business development services and general management. The limited partners also provide certain general management services free of charge to L&I, however, the fair value of such services is immaterial to the results of operations of L&I for the period from inception (May 2, 1997) to December 31, 1997. In 1997, L&I incurred the following related party expenses for contract research services (in thousands):


            ILEX                                    $    952
            Leukosite                                    250
                                                    --------
                                                    $  1,202
                                                    ========

 3.  LICENSING AGREEMENTS:

L&I has sublicensed the rights to Campath 1-H from Leukosite. The licensing agreement grants L&I the right to develop and market the product and to license the rights to the compound to other third parties. Under terms of the agreement, L&I is required to pay certain fees and royalties to Leukosite as defined in the agreement. No such payments were required for the period ended December 31, 1997.

4.  COMMITMENTS AND CONTINGENCIES:

L&I has entered into a development agreement with a third party for the manufacture of clinical trial material and process development necessary to support regulatory submission of the product. This contract calls for an aggregate payment in Deutsche Marks (DM) of DM 13,302 (U.S. dollar equivalent of $7,749 at December 31, 1997) during the period 1997 and 1998. L&I paid a portion of this amount (31 percent) in 1997. Expenses under this agreement are recognized on a percentage completion basis and as of December 31, 1997, $5,520 had been expensed associated with this agreement.

5.  SUBSEQUENT EVENTS:

L&I entered into a series of foreign currency exchange swaps in January 1998 to limit its German DM exposure. The floor exchange rate of 1.78 DM to the dollar will be used for the accrual of anticipated manufacturing costs.